Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 11, 2011 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in Approach Resources Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, and our report dated April 21, 2011, relating to our audit of the statement of revenues and direct operating expenses of properties acquired by Approach Resources Inc., which appears in the Current Report on Form 8-K/A of Approach Resources Inc. filed on April 21, 2011.
We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.
/s/ HEIN & ASSOCIATES LLP
Dallas, Texas
May 18, 2011